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Exhibit 99(b)


                              ROSE'S STORES, INC.
                           HENDERSON, NORTH CAROLINA

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      OF ROSE'S STORES, INC., FOR THE SPECIAL MEETING ON AUGUST 20, 1996.

         The undersigned hereby appoints R. Edward Anderson and G. Templeton Blackburn II, or either of them, proxies for the undersigned, each with full power of substitution, to attend the Special Meeting of Stockholders of Rose's Stores, Inc. ("Rose's"), to be held at the Memphis Marriott Hotel, 2625 Thousand Oaks Boulevard, Memphis, Tennessee 38118, on August 20, 1996 at 9:00 a.m., local time, and any adjournments or postponements thereof, and to vote as specified in this Proxy all the shares of stock of Rose's which the undersigned would be entitled to vote if personally present. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

ROSE'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE REVERSE SPLIT

         1. Approval of a one-for-100 combination (the "Reverse Split") of the outstanding shares of Common Stock, no par value, of Rose's (the "Rose's Common Stock"), which will be effective immediately prior to the effective time of the Merger (as defined) (the "Effective Time"), so that each holder of a fractional share of Rose's Common Stock after the Reverse Split will be paid an amount in cash determined by multiplying (i) the average of the high and low prices for a share of Class A Voting Common Stock, no par value (the "Fred's Common Stock"), of Fred's, Inc. ("Fred's") on the date of the Effective Time by
(ii) the number of shares of Fred's Common Stock into which such holder's fractional share of Rose's Common Stock would have been converted at the Effective Time if the Reverse Split had not occurred.

       [ ] FOR                  [ ] AGAINST               [ ] ABSTAIN

ROSE'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT


         2. Adoption of the Agreement and Plan of Merger dated as of May 7, 1996, among Rose's, Fred's and FR Acquisition Corp., a wholly-owned subsidiary of Fred's, pursuant to which Rose's will become a wholly-owned subsidiary of Fred's (the "Merger") and each outstanding share of Rose's Common Stock will be converted into the right to receive .198 validly issued, fully paid and nonassessable shares of Fred's Common Stock.


       [ ] FOR                  [ ] AGAINST               [ ] ABSTAIN

         3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE REVERSE SPLIT AND THE MERGER AGREEMENT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

Please sign exactly as your
name appears on this card.
Joint owners should each sign
personally. Corporation
proxies should be signed in
corporate name by an
authorized officer.
Executors, administrators,
trustees or guardians should
give their title when
signing.

Signature(s)
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Date
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